Exhibit 10.93

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into as of April     , 2005, by and between Senetek PLC, a Company registered at 3 Howard Road, Eaton Socon, St Neots, Cambridgeshire, PE19 3ET, England and with its corporate headquarters located at 620 Airpark Road, Napa, California 94558 (“Senetek”), and pH ADVANTAGE, LLC, a Maryland corporation with offices located at 3151 Airway Avenue, Building Q, Costa Mesa, California 92726 (“Licensee”).

BACKGROUND

A.	Senetek has developed and holds certain patents and other proprietary intellectual property and other rights relating to the use as a skin care or cosmetic product of formulations containing Kinetin.

B.	Licensee desires to market and sell in the Authorized Channel within the Territory (both as defined below) specific formulations containing Kinetin manufactured by or for Senetek, and Senetek is willing to license such rights to Licensee on the terms of this Agreement.

Accordingly, in consideration of the mutual promises, covenants, and conditions set forth below, the parties agree as follows:

1. DEFINITIONS

When used in this Agreement, each of the following capitalized terms shall have the respective meanings set forth in this Article.

1.1 “Agreement Date” means the date of this Agreement first set forth above.

1.2 “Authorized Channel” means collectively (i) the “Prestige Channel”, comprised of sales to chain and independent department stores and specialty cosmetics/skin care stores and to distributors which sell to such retailers, (ii) the “Salon/Spa Channel,” comprised of sales to chain and independent exclusive beauty and skin care salons, day spas, resort spas and travel-related spas and to distributors which sell to such salons and spas, and (iii) the Direct to Consumer Channel” comprised of live and recorded network and cable television (such as commercials or programming on stations such as QVC and The Home Shopping Channel), program length commercials for broad on cable television, and consumer-directed telemarketing, direct mail and print marketing.

1.3 “Base Price” means, with respect to the initial one sku of Product to be launched hereunder, the price per Unit set forth in Schedule 1.3, and with respect to any other Products agreed to be supplied to Licensee hereunder, such price per Unit as the parties shall mutually agree upon, subject in all cases to amendment of the Base Price of each sku not more frequently than once each Contract Year to reflect changes in Senetek’s actual costs pursuant to Section 3.3.2.

1.4 “Calendar Quarter” means a period beginning on the first day of January, April, July or October and ending on the last day of March, June, September, or December, respectively.

1.5 “Confidential Information” means marketing, sales, financial, scientific, and other non-public and/or proprietary information concerning the products, projects, businesses and operations of a party or its Affiliates disclosed by such party to the other party or its Affiliates or of which the other party or its Affiliates gains knowledge in performing this Agreement.

1.6 “Contract Year” means a period beginning on any January 1 during the Term and ending on the first to occur of December 31 of such calendar year or the termination of this Agreement; provided, however, that the first Contract Year shall commence on the Agreement Date and end on December 31, 2005.

1.7 “Disruption Period” means any period during which Senetek is unable to deliver Products conforming to the Specifications in compliance with Section 4.2.3 as provided in Section 3.8.

1.8 “Documentation” means the documentation relating to the Patents and Know-How identified in Schedule 1.8.

1.9 “Final Adjudication” means any decision by a Governmental Entity of competent jurisdiction if either (a) any and all appeals (including to other Governmental Entities of competent jurisdiction) in connection with the adjudication are exhausted or (b) the time for any such appeal shall have passed without such appeal having been perfected.

1.10 “Government Entity” means any competent governmental agency, board, authority, commission, court or other governmental entity having lawful jurisdiction.

1.11 “Intellectual Property” means collectively the Patents, the Know-How and such common law and statutory trademarks, trade names, copyrights, designs and other proprietary rights related to or useful in the performance of this Agreement that Senetek owns or has rights to on the Agreement Date except any as to which Senetek or an Affiliate is subject to an agreement or commitment precluding Senetek from making it available to Licensee.

1.12 “Know-How” means such special knowledge, trade secrets and technical or other proprietary information, whether or not patented or patentable, owned or controlled by Senetek or its Affiliates at any time prior to or during the term of this Agreement specifically related to the development, manufacture or use of the Products except any as to which Senetek or an Affiliate is subject to an agreement or commitment precluding it from making it available to the Licensee, provided, however, that Know-How shall not include any such special knowledge, trade secrets or technical or other proprietary information to the extent the same relates to Zeatin or any other analog of Kinetin.

1.13 “Minimum Purchase Commitment” means the minimum number of Units of Products required to be purchased by Licensee during each Contract Year specified in Section 3.2.

1.14 “Patents” means the patents for Kinetin set forth on Schedule 1.14.

1.15 “Person” shall be broadly construed to include any governmental entity, legal entity or individual.

1.16 “Products” means the initial one sku of Product set forth in Schedule 1.3 together with such other products as Senetek and Licensee may from time to time agree, but excluding (i) any product subject to regulation as a prescription drug and (ii) any product with a concentration of Kinetin of less than *** or more than ***

1.17 “Specifications” means the specifications for the initial Product set forth in Schedule 1.17 and the specifications agreed to in writing by the parties with respect to each other Product, which shall be annexed to Schedule 1.17.

1.18 “Territory” means the United States of America and such other countries as the parties may from time to time mutually agree, subject to satisfactory adjustment to the Minimum Purchase Commitment.

1.19 “Term” means the period starting on the Agreement Date and ending (if not earlier terminated pursuant to the other terms of this Agreement) upon the expiration of the last to expire of the Patents issued in the United States containing a Valid Claim.

1.20	“Unit” means an individual Product packaged for separate retail sale.

1.21 “Valid Claim” means any claim in an unexpired patent or patent application included within the Patents that has not been disclaimed or held invalid or unenforceable by a Governmental Entity of competent jurisdiction in a Final Adjudication.

2. LICENSE

2.1 Grant of License. Senetek hereby grants to Licensee during the Term a non-exclusive license under the Intellectual Property to market and sell the Products as supplied to Licensee by or on behalf of Senetek, and the right to use the Documentation and Senetek’s Confidential Information to facilitate such marketing and sale, in each case subject to the terms of this Agreement.

2.2 No Other Rights. It is expressly understood that this Agreement grants no rights to Licensee except those express rights set forth in this Article 2. Without limiting the foregoing, it is understood and agreed that Licensee has no right pursuant to this Agreement to, and shall not, (i) sell or knowingly permit its customers to re-sell any Products other than into the Authorized Channel within the Territory to the extent it is legally permissible to prohibit or restrict such activity, (ii) manufacture, have manufactured or repackaged, use or sell products containing Kinetin for skin treatment that are not Products, or (iii) acquire or assert any co-ownership or other proprietary interest in any of the Intellectual Property by virtue of its marketing or sale of Products. Upon any termination of this Agreement, Licensee shall have no right of any kind

*** Confidential treatment has been requested

with respect to the Products or the Intellectual Property, Documentation or Senetek Confidential Information other than the right to complete the sale within six months of such termination of Senetek Product then lawfully in its possession, provided that Licensee pays all amounts due with respect thereto. Except as expressly provided in this Agreement, including Section 3.6, nothing in the foregoing sentence shall diminish Licensee’s rights in any patent, trademark or other intellectual property that it may have or develop during the Term of this Agreement other than any based upon the Intellectual Property.

3. MANUFACTURE, PURCHASE AND SALE OF SENETEK PRODUCTS

3.1 Initial Order. Concurrently with the execution of this Agreement, Licensee shall issue a non-cancelable purchase order for 5,000 Units of the Product (the “Initial Order”). Licensee shall make payment for the Initial Order *** on the Agreement Date and the balance thirty (30) days after shipment to Licensee of the Initial Order.

3.2 Minimum Purchase Commitment. During the first Contract Year, Licensee shall purchase not less than *** of Products, inclusive of the Initial Order. Within 60 days after the beginning of each subsequent Contract Year, the parties shall agree upon a Minimum Purchase Commitment for such Contract Year, provided, however, that unless the parties otherwise agree, the Minimum Purchase Commitment shall be the previous Contract Year’s Minimum Purchase Commitment plus one-half of the amount by which the previous Contract Year’s actual purchases exceeded the previous Contract Year’s Minimum Purchase Commitment. Each Contract Year’s Minimum Purchase Commitment may be met with any combination of sku’s of the Products.

3.3 Payment.

3.3.1 Following the initial order, Senetek shall invoice Licensee for the full Base Price of Products ordered by Licensee (plus freight and insurance if Licensee so requests) at the time of each shipment. Licensee shall pay Senetek the full amount invoiced within thirty (30) day after the date of each invoice. Late payments shall be subject to a handling fee of one-and-one-half percent (1.5%) per month from the invoice date to the date of payment or such lesser amount as may be required by law. Payments of Base Price shall not be subject to any offset for any claim Licensee may have against Senetek unless and until such claim is approved by Senetek in writing or is determined to be valid in a Final Adjudication pursuant to the dispute resolution procedures set forth in this Agreement.

3.3.2 At the end of the first Contract Year and not more often than annually thereafter, the Base Price of all Products for which a Specification then exists shall be adjusted to reflect any increases, but not to exceed *** annually, in Senetek’s actual costs of producing each Product since the Base Price of such Product was set or last adjusted.

*** Confidential treatment has been requested

3.4 Sourcing. The Products shall be manufactured by such contract manufacturer or contract manufacturers as Senetek may from time to time designate. Licensee shall have the right, on prior notice, to visit and conduct reasonable audits of the manufacturing sites at which Products are produced, such visits and audits to be no more frequent than once in each Contract Year unless such sites are found not to be in compliance with the requirements of this Agreement. Any manufacturing site transfer shall be performed in accordance with standards of good manufacturing practices for cosmetic products.

3.5 Orders. All orders for Products shall be delivered to Senetek at its address in Napa, California first set forth above or at such other address as Senetek may specify by written Notice in accordance with the requirement of this Agreement, to the Attention of the Purchasing Department. All orders shall be in batch sizes of 5,000 Units or a multiple thereof.

3.6 Packaging and Labeling. Products initially shall be packaged and labeled as set forth in Schedule 3.6. No packaging, labeling or advertising or promotional materials shall state the concentration of Kinetin contained in any Product or make any comparative or superiority claim for any Product with respect to products of any other Senetek Kinetin licensee. Senetek shall have the right to approve all changes in packaging, labeling and advertising and promotional copy prior to printing of such materials. Licensee shall provide labels to Senetek to be placed on primary containers at the time of manufacture and filling, and Licensee hereby grants to Senetek a license to so utilize the trademark, trade dress and other distinctive get up so provided to the extent required to package and label the Products, said license to expire upon expiration of this Agreement. Licensee represents and warrants that such trademark, trade dress and get up are not identical or confusingly similar to any registered or common law trademark, trade dress or get up of any third party for Class 3 or Class 5 products in the Territory, and Licensee agrees during the Term not to use such trademark, trade dress or get up in connection with the marketing or sale of any product that is not a Product, and after the Term not to use such trademark, trade dress or get up in any way that is confusingly similar to its use on Products during the Term (subject to Licensee’s right to sell off Senetek Product lawfully in its possession pursuant to Section 2.2).

3.7 Forecasts. Licensee shall provide Senetek with a rolling twelve (12) month forecast of its requirements for Senetek Products, to be updated monthly and delivered to Senetek at least thirty (30) days in advance of the period forecasted. The first three (3) months of each such forecast shall be firm.

3.8 Delivery. All shipments shall be FOB Senetek’s contract manufacturer’s point of shipment and all risk of loss or damage shall pass to Licensee at that point. If Senetek arranges for shipping and insurance it shall add the costs to the invoice. Senetek shall use its Best Efforts to fulfill orders within sixty (60) days of the date they are received. If following receipt of any order Senetek determines that, due to circumstances beyond Senetek’s reasonable control, Senetek does not expect to be able to fulfill the order in full within such sixty (60) day period, Senetek shall give prompt Notice to Licensee of such expected inability. The period from the date of any such Notice until the date of a further Notice from Senetek that it expects to be able to resume fulfilling orders within such sixty (60) day period shall be deemed a “Disruption Period”.

3.9 Interim Manufacturing License. During any Disruption Period, Licensee (or a contract manufacturer designated by Licensee with Senetek’s approval, not to be unreasonably withheld or delayed) shall have a non-exclusive license to use the Intellectual Property to produce those Products which are involved in the inability to fill purchase orders referred to in Section 3.7, and Senetek agrees to assist Licensee in taking over manufacturing by providing such manufacturing records, recipes and other Confidential Information as may reasonably be required by them for such purpose. All manufacturing of the Products pursuant to such interim license shall be performed in accordance with the Specifications, all applicable cosmetic good manufacturing practices requirements, and all requirements of law. Senetek shall provide to Licensee or its permitted contract manufacturer such packaging and labeling and other materials held in Senetek’s inventory as they shall request, upon payment of Senetek’s actual cost of producing or purchasing such materials and shipping the same to Licensee’s designated address therefor. Notwithstanding the foregoing, unless otherwise approved by Senetek in its sole discretion, Licensee or its permitted contract manufacturer shall purchase their requirements of Kinetin solely from Senetek or its authorized vendor. The interim license granted by this Section 3.8 shall terminate automatically at the end of the Disruption Period, and neither Licensee nor any permitted contract manufacturer shall be deemed to have acquired any ongoing rights by reason of such interim license. Licensee and any permitted contract manufacturer shall return to Senetek, at the end of the Disruption Period, any and all Confidential Information that may have been provided by Senetek in order to facilitate such interim manufacture.

4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARTIES

4.1 Representations, Warranties and Covenants of Licensee.

Licensee represents, warrants and covenants as follows:

4.1.1 Qualifications and Authorization. Licensee is a corporation duly formed, validly existing and in good standing under the laws of Maryland with full corporate power and authority to conduct its business as it is now conducted and to enter into and perform this Agreement. Licensee is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its operations or ownership of assets or its performance of this Agreement requires such licensing or qualification.

4.1.2 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement, nor compliance by Licensee with any of the provisions hereof, will (i) violate or conflict with any provision of the Certificate or Articles of Incorporation or Bylaws of Licensee, (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any encumbrance upon any of Licensee’s assets under, any of the terms, conditions or provisions of any material contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation to which Licensee is a party, or (iii) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award applicable to Licensee, except, in the case of each of clauses (i), (ii) and (iii) above, for such violations, conflicts, breaches, defaults or creations of encumbrances which, in the aggregate, would not have a material adverse affect on the business of Licensee taken as a whole or any adverse effect on its ability to fully perform this Agreement.

4.1.3 Compliance with Laws. Licensee shall comply in all material respects with all laws, regulations, ordinances, orders, decrees and other requirements applicable to the storage, shipment, marketing and sale of the Products. Without limiting the foregoing, Licensee shall maintain and implement appropriate quality control and quality assurance procedures for all Products held in inventory, and shall obtain and maintain all Product marketing approvals, registrations or other permits necessary for the lawful packaging, storage, shipment, marketing and sale of the Products in the Authorized Channel in each country within the Territory in which Products are sold.

4.1.4 Marketing Efforts. Licensee will promote and market the Products in a manner consistent with its efforts for other products and general industry practice. All advertising and promotional materials, and all infomercials or scripts for sales of Licensee Products through direct response television media (including scripts for “up-sell” and like marketing), shall be subject to Senetek’s prior review and approval, not to be unreasonably withheld or delayed, to assure that all claims are fully supported by existing test data and other valid substantiating materials. Licensee shall not make any comparative or parity claims for the Products in relation to other Senetek licensees’ products, whether based upon relative concentrations or efficacy of the products’ Kinetin or otherwise, and packaging, advertising and promotional materials for the Products shall not set forth the concentration of Kinetin except as may be required by applicable law. All Product packaging, labeling and promotional material shall include the following or a similar statement presented in a manner consistent with industry practice: “Sold under license from Senetek PLC”, with the appropriate patent number of the Patent.

4.1.5 Packaging License. Licensee and its Affiliates own or hold subsisting licenses or other rights to the intellectual property licensed to Senetek pursuant to Section 3.6, and have the full and unrestricted right to license it to Senetek for purposes of Senetek producing Product packaging and labeling. Licensee has no knowledge of the existence of any intellectual property owned by any other Person that would prevent Senetek from making or having made the packaging and labeling for the Product or prevent Licensee from selling Products using such packaging and labeling in the Authorized Channel within the Territory.

4.1.6 Acknowledgement of Senetek Patents’ Validity, Enforceability and Ownership. In consideration of the benefits of this Agreement, Licensee, for itself and its Affiliates, successors and permitted assigns and sub-licensees, during the Term irrevocably acknowledges, admits and concedes that (i) all rights, title and interest in the Patents are owned by Senetek and its Affiliates, (ii) all claims of the Patents as well as all claims that are narrower in scope than the claims of the Patents are valid and enforceable, and (iii) all claims of any patent that may issue from any application whose subject matter in whole or in part is entitled to the benefit of the filing date(s) of the Patents (including, without limitation, continuations, continuations-in-part, divisional patents, reexaminations, renewals, extensions, reissues, and foreign counterparts) that are equal to or narrower in scope than the claims of the Patents are valid and enforceable. Licensee, for itself and its Affiliates, successors and permitted assigns and sub-licensees, does also during the Term relinquish and waive all rights to dispute said ownership, validity and enforceability in any proceeding of any nature, covenants that it and they will not assert, either affirmatively or defensively, in any proceeding of any nature, any matter inconsistent with said ownership, validity and enforceability, agrees and acknowledges that the foregoing shall act as a complete defense and bar to any proceeding of any nature challenging such ownership, validity and enforceability or any of them, and consents to the entry of temporary and permanent injunctions to bar any breach or threatened breach of any of the foregoing, without the filing on behalf of Senetek of any bond or other security.

4.2 Representations and Warranties and Covenants of Senetek.

Senetek represents, warrants and covenants as follows:

4.2.1 Qualifications and Authorization. Senetek is a corporation duly organized, validly existing and in good standing under the laws of England, with full corporate power and authority to conduct its business as it is now conducted and to enter into and perform this Agreement. Senetek is duly licensed or qualified to do business and is in good standing in California and each other jurisdiction in which its operations or ownership of assets in connection with this Agreement requires such licensing or qualification.

4.2.2 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement, nor compliance by Senetek with any of the provisions hereof, will (i) violate or conflict with any provision of the Certificate of Incorporation or Articles of Association of Senetek, (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in a creation of any encumbrance upon any of Senetek’s assets under, any of the terms, conditions or provisions of any material contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation to which Senetek is a party, or (iii) violate any statute, rule, regulation, ordinance, code, order, judgment ruling, writ, injunction, decree or award applicable to Senetek, except, in the case of each of clauses (i), (ii) and (iii) above, for such violations, conflicts, breaches, defaults or creations of encumbrances which, in the aggregate, would not have material adverse effect on the business of Senetek and its Affiliates taken as a whole or any adverse effect on its ability to perform this Agreement.

4.2.3 Product Manufacture. The Products will be manufactured in accordance with the Specifications as from time to time in effect and in compliance with the existing master batch record, current good manufacturing practices for cosmetic products, and all laws, regulations, ordinances, order, decrees and other requirements applicable to the manufacture, packaging, storage and shipment of the Senetek Products in accordance with this Agreement. The Kinetin used in the manufacture of the Senetek Products shall be no less than 99% pure. Senetek shall assay the biological activity and other efficacy of the Senetek Products using such means and at such frequency as Senetek may reasonably determine.

4.2.4 Patents. Senetek and its affiliates own the Patents and either own or hold licenses for the use of the other Intellectual Property and Documentation, and have the full and unrestricted right to license them to Licensee. Senetek has no knowledge of the existence of any patent or patent applications or trademark or copyright owned or filed by any Person that would prevent Senetek from making or having made the Senetek Products or prevent Licensee from selling Products in the Authorized Channel within the Territory As of the date of this Agreement, Senetek has not entered into any subsisting material license agreement with respect to its Patents except as disclosed on Schedule 4.2.4. Except as disclosed on Schedule 4.2.4, Senetek is not as of the date of this Agreement involved in any material dispute with respect to the agreements identified on such schedule.

4.2.5 Product Claim Substantiation; Testing Data. Senetek has made available to Licensee all currently existing, and will continue to make available to Licensee all future, Product claim substantiation and safety testing data related to the Products, including all University of California—Irvine test data and copies of “results” photographs taken by Canfield Scientific, as may be reasonably necessary to permit Licensee to advertise and promote the Products in accordance with this Agreement; provided, however, that Senetek shall not be required to disclose such information to the extent that doing so would violate agreements with others and it has used Best Efforts to obtain a waiver or amendment of such provisions to permit such disclosure.

4.3 Survival. The representations and warranties made in this Agreement shall survive the termination of this Agreement for the full period prescribed by the statute of limitations applicable to claims for the breach of such representation or warranty. The covenants of the parties made in this Agreement shall continue in full force and effect after the termination of this Agreement without limit.

5. CONFIDENTIAL INFORMATION AND ANNOUNCEMENTS

5.1 Senetek Confidential Information. Licensee shall not (a) use Senetek Confidential Information except to perform its obligations under this Agreement, or (b) disclose Senetek Confidential Information to any Person (except to its employees and agents who reasonably require same for the purpose hereof and who are bound to Licensee by the same obligations as to confidentiality) without the express written permission of Senetek, unless such disclosure is required by order of a court of competent jurisdiction.

5.2 Licensee Confidential Information. Senetek shall not (a) use Licensee’s Confidential Information except to perform its obligations under this Agreement, or (b) disclose Licensee’s Confidential Information to any Person (except to its employees and agents who reasonably require same for the purpose hereof and who are bound to Senetek by the same obligations as to confidentiality) without the express written permission of Licensee, unless such disclosure is required by order of a court of competent jurisdiction.

5.3 No License. The furnishing of Confidential Information by one party to the other shall not constitute any grant, option or license to the other under any Patent or Intellectual Property of Senetek or any intellectual property of Licensee.

5.4 Announcements. The parties will issue an agreed upon press release upon the execution of this Agreement in the Form set forth in Schedule 5.4. Except for such release and except as may otherwise be required by law or the listing rules of any exchange on which either party’s securities may be listed or quoted, for which the releasing party shall provide prior notice to the other party and the opportunity to comment on any required disclosure, neither party will disclose the terms of this Agreement to any other Person; provided, however, that each party may make such disclosure of the terms of this Agreement to its employees and agents as is necessary to permit such party to perform its obligations under this Agreement; provided further that any such employee or agent agrees to maintain the confidentiality of this Agreement; and provided further that either party may make such disclosures of the terms of this Agreement as are necessary to enter into license and other agreements that do not conflict with the terms of this Agreement. Licensee acknowledges that this Agreement may be deemed to be a “material contract” as that term is defined by Item 601(b)(10) of Regulation S-K, and that Senetek may therefore be required to file such document as an exhibit to reports or registration statements filed under the United States Securities Act or Securities Exchange Act, provided that Senetek shall redact commercial terms and file for confidential treatment to the extent permitted by applicable rules of the United States Securities and Exchange Commission. Notwithstanding the restrictions set forth in Section 5.1 and 5.2, either party may disclose the results of any clinical studies or other technical data concerning the Products conducted by it and, with the consent of the other party, which shall not be unreasonably withheld or delayed, conducted by the other party; provided, however, that such permitted disclosures shall not be used to make comparative or parity effectiveness claims on the basis of concentration levels of Kinetin in different products.

5.5 Release from Restrictions. The restrictions set forth in Sections 5.1 and 5.2 shall not apply to Licensee or Senetek Confidential Information disclosed to the other party (i) that a party rightfully possessed before it received the information from the other as evidenced by written documentation; (ii) that subsequently becomes publicly available through no fault of that party; (iii) that is subsequently furnished rightfully to that party by a third party that is not an Affiliate and which is not known to be under restrictions on such disclosure; or (iv) that is independently developed by an employee, agent or contractor of such party.

5.6 Survival. The provisions of this Article 5 shall survive termination of this Agreement and continue thereafter for a period of five (5) years.

6. BOOKS AND RECORDS; DISPUTE RESOLUTION

6.1 Books and Records. Each party shall keep (and shall cause any permitted contract manufacturer to keep) books and records sufficient to permit the other party to verify compliance with all of the representations, warranties and covenants contained herein. Such books and records shall be preserved for a period not less than three (3) years after they are created during and after the Term of this Agreement. Each party shall be permitted, within thirty (30) days of its request, to audit all appropriate books and records (including those of any contract manufacturer) at a single United States location. Such audit may be performed by any employee of a party as well as by any attorney or licensed certified public accountant designated by a party, upon reasonable notice and during regular business hours. A party shall conduct no more than one (1) such audit during any Contract Year unless any prior audit showed material breach of a representation, warranty or covenant, in which event the a party may conduct no more than two (2) audits during the succeeding Contract Year. Each party shall pay its own costs of conducting any such audit unless it is determined by Final Adjudication that the party whose books and records were audited was in breach, in which event it shall pay all reasonable costs of such audit.

6.2 Disputes. All disputes between the parties to this Agreement shall be subject to and resolved in accordance with the terms of Schedule 6.2, which shall be binding on the parties.

7. INDEMNIFICATION, INSURANCE AND LIMITS ON LIABILITY

7.1 Indemnification by Licensee. Licensee shall defend, indemnify, and hold harmless Senetek, its officers, agents, employees and affiliates from any loss and from any claim, action, damage, expense or liability (including defense costs and attorneys’ fees) (collectively, “Claims”) arising out of or related to a breach or alleged breach of any representation, warranty or covenant made by Licensee herein, or the marketing, sale or use of Products, except insofar as such claims are related to or arise from Senetek’s negligence or breach of any representation, warranty or covenant made by Senetek under this Agreement.

7.2 Indemnification by Senetek. Senetek shall defend, indemnify, and hold harmless Licensee, its officers, agents, employees and affiliates from any Claims arising out of or related to a breach or alleged breach of any representation, warranty, or covenant made by Senetek herein, except insofar as such claims are related to or arise from Licensee’s negligence or breach of any representation, warranty or covenant made by Licensee under this Agreement.

7.3 Insurance. Each party shall maintain at its expense commercial general liability insurance with appropriate riders insuring its performance hereunder with an insurance company or companies rated at least Best AA in a principal amount of not less than One Million Dollars (US$1,000,000) per occurrence and Two Million Dollars (US$2,000,000) in the annual aggregate; and $5,000,000 products/completed operations aggregate. Such policy shall name the other party as an additional insured as its interest may appear. Within thirty (30) calendar days after the date of this Agreement, each party shall furnish to the other party a certificate evidencing such insurance. A party may elect to suspend its performance hereunder until the other party’s insurance is in place and the certificate of coverage is provided, and may thereafter suspend its performance if it reasonably believes such insurance is not in place until the party in default provides reasonable assurance that such coverage is in place without any gap in coverage during the Term and will be maintained as required by this Agreement.

7.4 No Consequential Damages. Except for claims that include consequential damages paid to Persons that are not affiliates of an indemnified party, neither party shall be liable to the other for consequential damages, lost profits, injury to reputation or similar claims; provided, however, that nothing in this sentence shall be construed to in any way limit Licensee’s obligation to order and pay for Products under this Agreement. UNDER NO CIRCUMSTANCES SHALL SENETEK OR ITS AFFILIATES HAVE ANY LIABILITY ARISING FROM THIS AGREEMENT IN EXCESS OF THE HIGHEST AGGREGATE AMOUNT PAID AS BASE PRICE FOR PRODUCTS IN ANY ONE OF THE THREE PRECEDING CONTRACT YEARS. Each party acknowledges and agrees that, but for the limitations of liability set forth in this Section, the other party would not have entered into this Agreement upon the terms set forth herein and that such limitations are a material part of this Agreement.

7.5 Recalls. In the event any Product(s) must be recalled from distribution by reason of failure to meet any requirements of law or otherwise, Licensee shall immediately effect such recall at its own expense and may thereafter pursue its rights, if any, pursuant to Section 7.2.

Senetek shall use Best Efforts to cooperate with Licensee in implementing any such recall or responding to any regulatory matters in connection therewith, provided Licensee shall pay Senetek’s out-of-pocket expenses related thereto, subject to any subsequent claim under Section 7.2.

8. INFRINGEMENT

8.1 Notification of Infringement. During the Term, each party shall promptly advise the other in writing of any infringement, imitation or act by third parties inconsistent with the ownership of and rights to the Intellectual Property as represented in this Agreement or any act of unfair competition by third parties (any of the foregoing shall be referred to as an “infringement”) relating to any of the Intellectual Property or any patent, trademark or other intellectual property of Licensee related to the Products, wherever and whenever such infringement or act shall come to the attention of such party. Senetek (in the case of infringement of the Intellectual Property) or Licensee (in the case of infringement of its intellectual property) shall promptly take such commercially reasonable action as is required to restrain such infringement or otherwise enforce its rights, and the other party shall cooperate fully in such action and, if so requested, shall join as a party to any appropriate legal proceedings for such purpose. Each party shall bear its own expenses in connection with the foregoing. If within 30 days after the owner of the intellectual property being infringed becomes aware of such infringement, such party fails to commence appropriate and diligent action with respect to such infringement, the other party shall have the right, to the extent permitted by law, to institute an action for infringement at its own expense, and in its own name, or in the name of any of its Affiliates and the right to enforce and collect any judgment thereon.

8.2 Recovery. Any recovery by either party as a result of any claim, demand, litigation or other action contemplated by Section 9.1 or any settlement thereof shall first be used to reimburse each party for the reasonable costs of the action borne by such party (or, if the recovery is less than the aggregate costs of such action, shall be distributed between the parties in proportion to the costs of the action borne by each of the parties), with the remaining amount, if any, to be paid to the party bringing the action.

9. TERM AND TERMINATION

9.1 Term. The term of this Agreement shall be the Term as defined in Article 1 unless terminated earlier than therein provided pursuant to this Article 10.

9.2 Termination for Cause. Each party shall have the right to terminate this Agreement at any time upon written notice to the other in the event (i) the other party is found in breach of any of its representations or fails to perform any material obligation and such failure continues for a period of thirty (30) days with respect to a payment failure or, with respect to any other failure, such failure continues for a period of sixty (60) days after notice thereof or (ii) the other party is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other party, or the other party makes or executes any assignment for the benefit of creditors. Notwithstanding the foregoing, in the case of a breach by Licensee of its covenants with respect to the Minimum Purchase Commitment, Licensee shall have the right to cure such breach by payment to Senetek of an amount equal to the Base Price payable on the number of Units by which Licensee failed to achieve the Minimum Purchase Commitment (calculated assuming that Licensee ordered an equal quantity of each sku of Senetek Product).

9.3 Licensee Termination. Licensee may terminate this Agreement effective at the end of any Contract Year upon written notice given to Senetek not less than 90 days prior to the end of the then current Contract Year.

9.4 Bankruptcy of Senetek. The parties hereby agree that licenses under this Agreement are licenses of intellectual property as defined in Section 101(35A) (formerly Section 101(56)) of the Bankruptcy Code, and that this license agreement is governed by Section 365(n) of the Bankruptcy Code. Senetek hereby agrees that in the event this Agreement is assigned to any third party in any bankruptcy action by Senetek, such assignee must assume all of Senetek’s obligations under this Agreement.

10. MISCELLANEOUS

10.1 Method of Payments. All payments due under this Agreement shall be paid in U.S. Dollars by personal check, subject to collection, or wire transfer of immediately available funds to Senetek in the United States. Payment shall be due and payable net thirty (30) days from date of invoice. Late payments shall be subject to a monthly processing fee of one-and-one-half percent (1.5%) of the amount overdue or, if such amount is not permitted by law, the maximum amount permitted by law.

10.2 Taxes. All taxes due with respect to the sales of Products by Licensee shall be paid by it. If Senetek is required to collect and remit any tax for which Licensee is responsible, Senetek shall be entitled to collect the amount of such tax from Licensee within 30 days of the date any such tax is due together with a handling charge of five percent (5%) of the amount remitted.

10.3 No Joint Venture. It is not the intent of the parties hereto to form any partnership or joint venture. Each party shall, in relation to its obligations hereunder, act as an independent contractor, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind or commit the other.

10.4 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California (regardless of that or any other jurisdiction’s choice of law principles). Licensee irrevocably submits to the exclusive jurisdiction of the United States Federal District Court for the Northern District of California for all purposes related to enforcement of this Agreement.

10.5 No Assignment. Neither party to this Agreement may assign its rights or obligations under this Agreement without the prior written consent of the other party to this Agreement; provided, however, that either party may assign its rights to an Affiliate or to any successor by merger, consolidation, sale of stock or the sale of substantially all of the assets of such party; provided further, that no such permitted assignment shall relieve the assigning party of its liability for any breach by its assignee. Licensee may not sub-license any of its rights hereunder without the prior written consent of Senetek. Any permitted sublicense shall require that the sub-licensee agree in writing to comply with the terms of this Agreement and shall name Senetek as a third-party beneficiary with rights of enforcement. No sub-licensee shall have any right to grant additional sublicenses, and any attempt to grant such a further sublicense shall automatically terminate the sub-license under which such additional sub-license purportedly was granted.

10.6 Force Majeure. No party hereto shall be liable to any other in damages for, nor shall this Agreement be terminable by reason of, any delay or default in such party’s performance hereunder if such delay or default is caused by conditions beyond such party’s control including, but not limited to, acts of God, regulation or law or other action of any government or any agency thereof, war, insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers. Each party hereto agrees to promptly notify the other party of any event of force majeure under this Section 10.6 and to employ best efforts towards prompt resumption of its performance hereunder if such performance is delayed or interrupted by reason of such event. In the absence of a force majeure event involving material impairment or destruction of manufacturing capability or supply chain for Product, no force majeure event shall be deemed to excuse the failure of Licensee to meet the Minimum Purchase Commitment applicable to any Contract Year.

10.7 Notices. Unless otherwise provided herein, any notice required or permitted to be given hereunder (a “Notice”) shall be mailed by certified mail or generally recognized express courier service with signature required for delivery, postage prepaid, sent by facsimile transmission, or delivered by hand to the party to whom such Notice is required or permitted to be given hereunder, at such party’s address first set forth above or at such other address as the party may have designated by Notice hereunder. If mailed, any such Notice shall be deemed to have been given as of the date of receipt, as evidenced by the date appearing on the delivery notice. If delivered by hand, any such Notice shall be deemed to have been given when received by the party or agent of such party to whom such Notice is given, as evidenced by written and dated receipt of the receiving party.

10.8 Captions. The captions in this Agreement are solely for convenience of reference and shall not be used for purposes of interpreting or construing the provisions hereof.

10.9 Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

10.10 Waiver. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, privilege or power hereunder shall operate as a waiver or relinquishment thereof; nor shall any single or partial exercise by any party hereto of any right, privilege or power hereunder preclude any other or further exercise thereof, or the exercise of any other right, privilege or power.

10.11 Entire Agreement. This Agreement together with its Schedules constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter of this Agreement and shall supersede any prior agreements, negotiations, understandings, representations, statements and writings relating thereto. This Agreement may not be amended or modified except in a writing signed by a duly authorized officer of the party against whom enforcement of such amendment is sought.

10.12 Counterparts. This Agreement may be executed in one or more counterparts by exchange of facsimile copies of signature pages, each of which will be deemed an original and all of which together will constitute one and the same instrument.

10.13 Document Preparation. The Parties acknowledge that this Agreement is a product of extensive negotiations and that no inference should be drawn regarding the preparation of this document. To evidence this Agreement, the parties have caused their duly authorized representatives to execute this Agreement as of the Agreement Date.

pH ADVANTAGE, LLC

By:	/s/ James R. Headley
Name:	James R. Headley
Title:	President & Chief Executive Officer

SENETEK PLC

By:	/s/ Frank J. Massino
Name:	Frank J. Massino
Title:	Chairman & Chief Executive Officer

SCHEDULE 1.3

BASE PRICES

Product Code	Description	Size	Price($)
	Kinetin Chest & Neck Lotion	TBD	***

*** Confidential treatment has been requested

SCHEDULE 1.8

DOCUMENTATION

1.	Kinetin pre-Clinical Safety Studies

A.	STK 1—Ames Test

B.	STK 2—Mouse Lymphoma TK Locus Assay

C.	STK 4—Acute Oral Toxicity to Mice

D.	STK 6—Acute Oral Toxicity to Rats

E.	STK 7—Acute Dermal Toxicity to Rats

F.	STK 8—Irritant Effects on Rabbit Skin

G.	STK 9 —Irritant Effects on the Rabbit Eye

H.	STK 10—Delayed Contact Hypersensitivity in Guinea Pig

I.	STK 15—Kinetin and Furfural Bacterial Mutation Assay

J.	STK 30—Mouse Micronucleus Test

2.	Kinetin Clinical Safety Studies

A.	KTN 001

B.	KTN 003

3.	Kinetin In-vitro Skin Penetration Studies

4.	Kinetin Raw Material Test HPLC Procedure and Specifications (current supplier)

5.	Product Composition and Manufacturing Instructions for Formulae Developed by Senetek.

6.	Product Specifications for Formulae Developed by Senetek PLC.

7.	Kinetin HPLC Assay Procedure for Formulated Products

SCHEDULE 1.14

PATENTS

Title	Country	Status	Application No.	Patent No.	Patent Date
Method and Composition for Ameliorating the Adverse Effects of Aging	Argentina	Granted	320120	250273	1/28/97

Method and Composition for Ameliorating the Adverse Effects of Aging	Australia	Granted	81884/91	666836	7/9/96

Method and Composition for Ameliorating the Adverse Effects of Aging	Austria	Granted	91912579.9	0584068	10/6/99

Method and Composition for Ameliorating the Adverse Effects of Aging	Belgium	Granted	91912579.9	0584068	10/6/99

Method and Composition for Ameliorating the Adverse Effects of Aging	Brazil	Granted	2108368	P19107307	10/31/00

Method and Composition for Ameliorating the Adverse Effects of Aging	Canada	Granted		1,339,503	10/21/97

Method and Composition for Ameliorating the Adverse Effects of Aging	Canada	Pending	2108369

Method and Composition for Ameliorating the Adverse Effects of Aging	China	Granted	91104472.8	ZL91104472	6/3/96

Method and Composition for Ameliorating the Adverse Effects of Aging	European Patent Office	Granted	91912579.9	0584068	10/6/99

Method and Composition for Ameliorating the Adverse Effects of Aging	Finland	Pending	935039

Method and Composition for Ameliorating the Adverse Effects of Aging	France	Granted	91912579.9	0584068	10/6/99

Method and Composition for Ameliorating the Adverse Effects of Aging	Germany	Granted	91912579.9	0584068	10/6/99

Method and Composition for Ameliorating the Adverse Effects of Aging	Great Britain	Granted	91912579.9	0584068	10/6/99

Title	Country	Status	Application No.	Patent No.	Patent Date
Method and Composition for Ameliorating the Adverse Effects of Aging	Greece	Granted	91912579.9	0584068	10/6/99

Method and Composition for Ameliorating the Adverse Effects of Aging	Ireland, Republic of	Pending	1715/91

Method and Composition for Ameliorating the Adverse Effects of Aging	Israel	Granted	98204	98204	2/12/95

Method and Composition for Ameliorating the Adverse Effects of Aging	Japan	Granted	512066/91

Method and Composition for Ameliorating the Adverse Effects of Aging	Japan (divisional)	Pending	3103375

Method and Composition for Ameliorating the Adverse Effects of Aging	Luxembourg	Granted	91912579.9	0584068	10/6/99

Method and Composition for Ameliorating the Adverse Effects of Aging	Korea, South	Granted	703452/93	196660	2/22/99

Method and Composition for Ameliorating the Adverse Effects of Aging	Malaysia	Pending	PI9100865

Method and Composition for Ameliorating the Adverse Effects of Aging	Mexico	Granted	25,886	178834	7/2/95

Method and Composition for Ameliorating the Adverse Effects of Aging	Netherlands	Granted	91912579.9	0584068	10/6/99

Method and Composition for Ameliorating the Adverse Effects of Aging	New Zealand	Granted	238210	238210	10/1/93

Method and Composition for Ameliorating the Adverse Effects of Aging	New Zealand	Granted	247836	247836	8/8/97

Method and Composition for Ameliorating the Adverse Effects of Aging	Norway	Granted	934115	304814	2/22/99

Method and Composition for Ameliorating the Adverse Effects of Aging	Philippines	Pending	42893

Title	Country	Status	Application No.	Patent No.	Patent Date
Method and Composition for Ameliorating the Adverse Effects of Aging	Saudi Arabia	Pending	91120262

Method and Composition for Ameliorating the Adverse Effects of Aging	Spain	Granted	91912579.9	0584068	10/6/99

Method and Composition for Ameliorating the Adverse Effects of Aging	Sweden	Granted	91912579.9	0584068	10/6/99

Method and Composition for Ameliorating the Adverse Effects of Aging	Switzerland	Granted	91912579.9	0584068	10/6/99

Method and Composition for Ameliorating the Adverse Effects of Aging	Taiwan	Granted	80105893	76376	5/23/96

Method and Composition for Ameliorating the Adverse Effects of Aging	Venezuela	Pending	727

Method and Composition for Ameliorating the Adverse Effects of Aging	U.S.	Granted	206,041	5,371,089	12/6/94

Method and Composition for Ameliorating the Adverse Effects of Aging	U.S.	Granted	292,721	5,602,139	2/11/97

Method and Composition for Ameliorating the Adverse Effects of Aging	U.S.	Granted	314,361	5,614,507	3/25/97

SCHEDULE 1.17

SPECIFICATIONS

Product	Specification
Kinetin Night Cream	See Schedule A

Kinetin Chest & Neck Ltn	See Schedule B

Kinetin Eye Area Eraser	See Schedule C

Kinetin/Vit. C Serum	See Schedule D

SCHEDULE 3.6

PACKAGING AND LABELING

[to come]

SCHEDULE 4.2.4

OTHER LICENSE AGREEMENTS

1.  Valeant Pharmaceuticals International

2.   Revlon Consumer Products Corporation

3.   Osmotics Corporation

4.   The Body Shop

5.   Allure Cosmetics

6.   Med-Beauty AG

7.   Vivier Pharma Inc.

8.   Panion & BF Laboratory Ltd.

9.   Enprani Co., Ltd.

10. Ferrosan A/S

11. Age Advantage Laboratories, Inc.

12. Lavipharm S.A.

SCHEDULE 5.4

PRESS RELEASE

[to come]

SCHEDULE 6.2

DISPUTE RESOLUTION

Any dispute between the parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement or with respect to the performance by either party, shall be resolved as provided in this Schedule.

(a) Informal Dispute Resolution.

The parties shall in good faith first attempt to resolve their dispute on an informal basis through discussions between a designated representative of each party, as follows. Either party may initiate this informal resolution process (the “Disputing Party”) by sending a notice to the other party outlining to such other party the nature of the dispute and the name and contact information of the officer of the Disputing Party who shall act as its designated representative. Within (7) days of receipt of such notice, the receiving party shall by notice designate an officer who shall act as that party’s designated representative. The designated representatives shall meet at a mutually acceptable time and place within fourteen (14) days of the date the initial notice was received and thereafter as often as they reasonably deem necessary. No communication made during this period between the parties concerning the dispute may be used by either party in any subsequent proceeding for any reason.

(b) Arbitration.

If the parties are unable to resolve the dispute informally, within twenty-one (21) days of the date the initial notice was received, either party may commence a mandatory and binding arbitration concerning such dispute, in accordance with the following procedures:

(i) Selection of Arbitrator. The party making demand for arbitration (the “Demanding Party”) shall notify the American Arbitration Association (the “AAA”) and the other party in writing describing in reasonable detail the nature of the dispute (the “Demand for Arbitration”), and shall request that the AAA furnish a list of five (5) possible arbitrators who shall have substantial experience in the area of patent licensing and shall otherwise be qualified to competently address the issues presented. Each party shall have fifteen (15) days to reject two (2) of the proposed arbitrators. If only one individual has not been so rejected, he or she shall serve as arbitrator. If two (2) or more individuals have not been so rejected, then the parties shall promptly mutually select the arbitrator from the remaining pool of possible arbitrators; provided, however, that if the parties are unable to agree on such selection within ten (10) days after notification by the AAA of the need to make such selection, then the AAA shall select the arbitrator from the remaining pool of possible arbitrators.

(ii) Conduct of Arbitration.

(A) The arbitrator shall allow reasonable discovery in the forms permitted by the United States Federal Rules of Civil Procedure, consistent with the purpose of the arbitration. Such discovery shall be completed no later than sixty (60) days following the appointment of the arbitrator.

(B) Following the conclusion of the discovery period, the arbitration hearing shall be commenced promptly and conducted expeditiously, with each of the parties being limited to no more than a total of five (5) business days for the presentation of its case, including any rebuttal or cross-examination. Unless otherwise agreed by the parties, the arbitration hearing shall be conducted on consecutive business days. Strict rules of evidence shall not be applied in the arbitration hearing. The arbitrator shall control the presentation of evidence and accord it such weight as the arbitrator deems appropriate. Cross-examination of witnesses and rebuttal testimony may be permitted.

(C) Each party may submit one pre-arbitration brief (of not more than twenty (20) pages (excluding exhibits)), and a list of proposed witnesses setting forth a brief summary of their testimony, no later than five (5) days prior to the commencement of the arbitration hearing, and may also submit one post-arbitration hearing brief (of not more than ten (10) pages (excluding exhibits)) no later than five (5) days after the close of the arbitration hearing. A copy of any brief or document submitted to the arbitrator shall also be served on the other party.

(D) The arbitrator shall have no power or authority to amend or disregard any provision of this Schedule or any other provision of the Agreement (in particular, the arbitrator shall not have the authority to exclude the right of a party to terminate the Agreement when a party would otherwise have such rights or to assess damages in excess of or different than those provided under the Agreement).

(E) Except when a conflict exists between the terms of the Agreement and the rules of commercial arbitration of the AAA in effect at the time of arbitration, the arbitrator shall use the rules of commercial arbitration of the AAA in effect at the time of the arbitration.

(iii) Replacement of Arbitrator. Should the arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Schedule, such arbitrator shall be replaced by an arbitrator selected according to the procedures stated above.

(iv) Authority of Arbitrator to Rule. The parties hereby agree and consent that the arbitrator shall be fully authorized and empowered to (i) permit and rule on motions of summary judgment made by either of the parties and (ii) award injunctive relief. The ruling of the arbitrator, including on any motion of summary judgment or concerning any award of injunctive relief, shall be final and binding on the parties, and may be confirmed in any court of competent jurisdiction.

(v) Findings and Conclusions. The arbitrator rendering judgment upon disputes between the parties may prepare and distribute to the parties a writing describing the findings of fact and conclusions of law relevant to the judgment and award and containing an opinion setting forth the reasons for the giving or denial of any award.

The award of the arbitrator shall be final and binding on the parties, and judgment thereon may be entered in a court of competent jurisdiction.

(vi) Place of Arbitration. Arbitration, including any necessary hearings hereunder, shall be held in San Francisco, California. If the parties agree, arbitration hearings may be held in another location.

(vii) Time of the Essence. The arbitrator is instructed that time is of the essence in the arbitration proceeding, and that the arbitrator shall have the right and authority to issue monetary sanctions against either of the parties if, upon a showing of good cause, that party is unreasonably delaying the proceeding. The arbitrator shall render his or her judgment or award within fifteen (15) days following the conclusion of the hearing. Recognizing the express desire of the parties for an expeditious means of dispute resolution, the arbitrator shall limit or allow the parties to expand the scope of discovery as may be reasonable under the circumstances. In no event shall the period of time from the date of delivery to the other party of a party’s demand for arbitration to the arbitrator’s rendering of his or her judgment exceed one hundred eighty (180) days.

(viii) Confidentiality. The parties agree that the existence of a dispute, any efforts or proceedings to resolve a dispute, whether informal or pursuant to arbitration, and any rulings or decisions issued by the arbitrator pursuant to this Schedule, shall be held in confidence in accordance with the terms and conditions of this Agreement.

(ix) Costs and Expenses. The parties shall jointly and equally pay the expenses of the arbitrator and administrative costs assessed by the AAA.

(c) Litigation.

(i) Immediate Injunctive Relief. The parties agree that the only circumstance in which disputes between them shall not be subject to the arbitration provisions of this Schedule is when a party makes a good faith determination that it needs and is entitled to receive a temporary restraining order or other emergency injunctive relief in order to protect its interest during the pendency of an arbitration proceeding. If a party files a pleading with a court seeking immediate injunctive relief and this pleading is challenged by the other party and the injunctive relief sought is not awarded in substantial part, the party filing the pleading seeking immediate injunctive relief shall pay all of the costs and attorneys’ fees of the party successfully challenging the pleading.

(ii) Jurisdiction. The parties consent to jurisdiction and venue in the Northern District of California for all litigation that may be brought, subject to the requirement for arbitration hereunder, arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement or with respect to the performance by either party. The parties further consent to the jurisdiction of any state or provincial court located within a district which encompasses assets of a party against which judgment has been rendered, either through arbitration or through litigation, for the enforcement of such judgment or award against the assets of such party.

(d) Governing Law.

Disputes subject to this Schedule, and all proceedings to resolve such disputes, shall be governed by and proceed in accordance with, the laws of the jurisdiction whose laws govern the Agreement.